Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2024 First Quarter Results

Reports Diluted Earnings per Share of $2.71, up 102 Percent

Reports Adjusted1 Earnings per Share of $2.89, up 77 Percent

Reports Sales of $2.54 billion, up 12 Percent

Raises 2024 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.46 Per Share

OSHKOSH, Wis. (April 25, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2024 first quarter net income of $179.4 million, or $2.71 per diluted share, compared to net income of $88.5 million, or $1.34 per diluted share, for the first quarter of 2023. Adjusted1 net income was $191.1 million, or $2.89 per diluted share, for the first quarter of 2024 compared to $107.6 million, or $1.63 per diluted share, for the first quarter of 2023. Comparisons in this news release are to the first quarter of 2023, unless otherwise noted.

Consolidated sales in the first quarter of 2024 increased 12.2 percent to $2.54 billion primarily due to sales related to the AeroTech acquisition of $176.1 million, improved organic volume and improved pricing, offset in part by the sale of the rear-discharge concrete mixer business.

Consolidated operating income in the first quarter of 2024 increased 98.5 percent to $259.7 million, or 10.2 percent of sales, compared to $130.8 million, or 5.8 percent of sales, in the first quarter of 2023. The increase in operating income was primarily due to improved price/cost dynamics, favorable mix, higher organic sales volume and the absence of a loss on the sale of a business. Adjusted1 operating income in the first quarter of 2024 was $275.3 million, or 10.8 percent of sales, compared to $151.7 million, or 6.7 percent of sales, in the first quarter of 2023.

“We're off to a strong start in 2024, as we grew revenues by 12 percent and adjusted operating income by over 80 percent leading to adjusted earnings per share of $2.89 in the first quarter. Our results were driven by outstanding execution as well as healthy demand and strategic acquisitions,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. "Our Access and Vocational segments both delivered strong year-over-year earnings growth during the quarter and have solid visibility for the remainder of the year.

Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

“We are delivering on many new technologies in electrification, autonomy and digital products. This month, we began production of the USPS Next Generation Delivery Vehicle and built a pre-production pilot of our all-electric, fully integrated Volterra ZSL refuse and recycling vehicle, representing key milestones on programs that we believe will drive growth at Oshkosh well into the future. Our outlook and visibility remain strong across the company, bolstered by solid market dynamics and backlogs, the ramp-up of new programs and capacity expansions. It’s truly an exciting time for our company.

“Based on our strong first quarter results and a combination of solid demand and operational execution, we are raising our full-year earnings per share outlook to be in the range of $10.55 per share and adjusted earnings per share outlook to be in the range of $11.25 per share. We remain highly committed to leading with innovation and delivering exceptional value for our shareholders, customers and the communities in which we live and operate,” said Pfeifer.

Factors affecting first quarter results for the Company’s business segments included:

Access - Access segment sales for the first quarter of 2024 increased 3.7 percent to $1.24 billion as a result of higher sales volume in North America, offset in part by lower sales volume in Europe.

Access segment operating income in the first quarter of 2024 increased 54.1 percent to $208.1 million, or 16.8 percent of sales, compared to $135.0 million, or 11.3 percent of sales, in the first quarter of 2023. The increase was primarily due to improved price/cost dynamics, improved customer mix and higher sales volume.

Adjusted1 operating income in the first quarter of 2024 was $210.4 million, or 17.0 percent of sales, compared to $136.0 million, or 11.4 percent of sales, in the first quarter of 2023.

Defense - Defense segment sales for the first quarter of 2024 increased 4.6 percent to $536.9 million primarily due to higher aftermarket parts and Family of Medium Tactical Vehicle sales volume, offset in part by lower Joint Light Tactical Vehicle program volume.

Defense segment operating income in the first quarter of 2024 increased 564.7 percent to $11.3 million, or 2.1 percent of sales, compared to $1.7 million, or 0.3 percent of sales, in the first quarter of 2023. The increase was primarily the result of improved product mix and higher sales volume.

Adjusted1 operating income in the first quarter of 2024 was $12.6 million, or 2.3 percent of sales, compared to $4.1 million, or 0.8 percent of sales, in the first quarter of 2023.

Vocational - Vocational segment sales for the first quarter of 2024 increased 37.3 percent to $772.4 million due to the inclusion of sales related to the AeroTech acquisition and improved pricing. AeroTech had sales of $176.1 million during the first quarter of 2024.

Vocational segment operating income in the first quarter of 2024 increased 185.1 percent to $80.1 million, or 10.4 percent of sales, compared to $28.1 million, or 5.0 percent of sales, in the first quarter of 2023. The increase was primarily due to improved price/cost dynamics, the absence of a loss on the sale of the rear-discharge mixer business and improved product mix.

Adjusted1 operating income in the first quarter of 2024 was $92.1 million, or 11.9 percent of sales, compared to $45.0 million, or 8.0 percent of sales, in the first quarter of 2023.

Corporate - Corporate costs in the first quarter of 2024 increased $5.8 million to $39.8 million due to higher new product development investments and higher share-based compensation expense.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of 2024 increased $13.6 million to $20.8 million due to increased borrowings on the Company's revolving credit facility as a result of the acquisition of AeroTech.

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

Miscellaneous, net - Miscellaneous expense, net in the first quarter of 2024 was $2.0 million compared to miscellaneous income, net of $5.8 million in the first quarter of 2023. Miscellaneous income, net for the first quarter of 2023 included a $4.7 million gain on a settlement with the Company's pension advisor.

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of 2024 of $54.7 million, or 23.1 percent of pre-tax income, compared to $34.2 million, or 26.4 percent of pre-tax income, in the first quarter of 2023. Results for the first quarter of 2023 were impacted by $3.4 million of discrete tax charges, including a $1.7 million charge related to a valuation allowance recorded with respect to a deferred tax asset on marketable securities.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.46 per share of Common Stock. The dividend will be payable on May 28, 2024 to shareholders of record as of May 13, 2024.

2024 Expectations

The Company expects its 2024 diluted earnings per share to be in the range of $10.55 and its adjusted1 earnings per share to be in the range of $11.25 on projected net sales of approximately $10.7 billion, compared to its previous estimates of $9.45, $10.25 and $10.4 billion, respectively.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its first quarter results and its 2024 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to realize the anticipated benefits associated with the same; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 17,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™ and Pratt Miller. For more information, visit oshkoshcorp.com.
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®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2024	2023
Net sales	$2,543.8	$2,268.1
Cost of sales	2,073.8	1,934.3
Gross income	470.0	333.8

Operating expenses:
Selling, general and administrative	196.8	199.1
Amortization of purchased intangibles	13.5	3.9
Total operating expenses	210.3	203.0
Operating income	259.7	130.8

Other income (expense):
Interest expense	(22.4)	(13.4)
Interest income	1.6	6.2
Miscellaneous, net	(2.0)	5.8
Income before income taxes and losses of unconsolidated affiliates	236.9	129.4
Provision for income taxes	54.7	34.2
Income before losses of unconsolidated affiliates	182.2	95.2
Losses of unconsolidated affiliates	(2.8)	(6.7)
Net income	$179.4	$88.5

Earnings per share:
Basic	$2.73	$1.35
Diluted	2.71	1.34

Basic weighted-average shares outstanding	65,729,472	65,440,014
Dilutive equity-based compensation awards	398,179	390,971
Diluted weighted-average shares outstanding	66,127,651	65,830,985

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$69.9	$125.4
Receivables, net	1,533.0	1,316.4
Unbilled receivables, net	792.1	771.6
Inventories	2,208.4	2,131.6
Income taxes receivable	36.4	42.2
Other current assets	91.7	93.6
Total current assets	4,731.5	4,480.8
Property, plant and equipment:
Property, plant and equipment	2,221.4	2,162.6
Accumulated depreciation	(1,118.5)	(1,093.1)
Property, plant and equipment, net	1,102.9	1,069.5
Goodwill	1,409.4	1,416.4
Purchased intangible assets, net	812.8	830.2
Deferred income taxes	261.1	262.0
Deferred contract costs	793.4	710.7
Other non-current assets	359.9	359.6
Total assets	$9,471.0	$9,129.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$641.0	$175.0
Accounts payable	1,059.3	1,214.5
Customer advances	703.8	706.9
Payroll-related obligations	158.4	242.5
Income taxes payable	328.7	308.0
Other current liabilities	428.3	442.7
Total current liabilities	3,319.5	3,089.6
Long-term debt	598.9	597.5
Non-current customer advances	1,181.5	1,190.7
Deferred income taxes	25.0	26.8
Other non-current liabilities	520.1	519.3
Commitments and contingencies
Shareholders’ equity	3,826.0	3,705.3
Total liabilities and shareholders’ equity	$9,471.0	$9,129.2

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net income	$179.4	$88.5
Depreciation and amortization	46.6	30.5
Stock-based incentive compensation	8.7	6.8
Loss on sale of business, net of tax	—	11.0
Deferred income taxes	0.4	(26.3)
Other non-cash adjustments	5.8	6.0
Changes in operating assets and liabilities	(596.7)	(36.7)
Net cash provided by (used in) operating activities	(355.8)	79.8

Investing activities:
Additions to property, plant and equipment	(100.1)	(111.5)
Acquisition of businesses, net of cash acquired	(7.8)	(187.9)
Proceeds from sale of business, net of cash sold	—	23.1
Other investing activities	(3.3)	(0.8)
Net cash used in investing activities	(111.2)	(277.1)

Financing activities:
Proceeds from issuance of debt	1,133.0	—
Repayments of debt	(667.0)	(25.0)
Dividends paid	(30.1)	(26.8)
Repurchases of Common Stock	(15.1)	(15.2)
Other financing activities	(8.3)	(4.1)
Net cash provided by (used in) financing activities	412.5	(71.1)

Effect of exchange rate changes on cash and cash equivalents	(1.0)	1.2
Decrease in cash and cash equivalents	(55.5)	(267.2)
Cash and cash equivalents at beginning of period	125.4	805.9
Cash and cash equivalents at end of period	$69.9	$538.7

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2024	2023
Net Sales
Access
Aerial work platforms	$591.0	$602.0
Telehandlers	373.4	341.4
Other	273.1	249.8
Total Access	1,237.5	1,193.2
Defense	536.9	513.1
Vocational
Fire apparatus	327.2	288.4
Refuse collection	147.3	141.9
Other	297.9	132.4
Total Vocational	772.4	562.7
Corporate and intersegment eliminations	(3.0)	(0.9)
Consolidated	$2,543.8	$2,268.1

	Three Months Ended March 31,
	2024	2023
Operating Income
Access	$208.1	$135.0
Defense	11.3	1.7
Vocational	80.1	28.1
Corporate and intersegment eliminations	(39.8)	(34.0)
Consolidated	$259.7	$130.8

	March 31,
	2024	2023
Period-end backlog:
Access	$4,230.5	$4,374.8
Defense	6,446.5	6,834.2
Vocational	5,669.9	3,631.4
Consolidated	$16,346.9	$14,840.4

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,
	2024	2023
Access segment operating income (GAAP)	$208.1	$135.0
Amortization of purchased intangibles	2.3	1.0
Adjusted Access segment operating income (non-GAAP)	$210.4	$136.0

Defense segment operating income (GAAP)	$11.3	$1.7
Amortization of purchased intangibles	1.3	1.6
Restructuring costs	—	0.8
Adjusted Defense segment operating income (non-GAAP)	$12.6	$4.1

Vocational segment operating income (GAAP)	$80.1	$28.1
Amortization of purchased intangibles	12.0	1.3
Loss on sale of a business	—	13.3
Restructuring costs	—	2.3
Adjusted Vocational segment operating income (non-GAAP)	$92.1	$45.0

Corporate operating expenses (GAAP)	$(39.8)	$(34.0)
Restructuring costs	—	0.6
Adjusted Corporate operating expenses (non-GAAP)	$(39.8)	$(33.4)

Consolidated operating income (GAAP)	$259.7	$130.8
Amortization of purchased intangibles	15.6	3.9
Loss on sale of a business	—	13.3
Restructuring costs	—	3.7
Adjusted consolidated operating income (non-GAAP)	$275.3	$151.7

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Oshkosh Corporation Reports Results for 2024 First Quarter

April 25, 2024

	Three Months Ended March 31,
	2024	2023
Miscellaneous, net (GAAP)	$(2.0)	$5.8
Pension advisor settlement	—	(4.7)
Adjusted miscellaneous, net (non-GAAP)	$(2.0)	$1.1

Provision for income taxes (GAAP)	$54.7	$34.2
Income tax effects of adjustments	3.9	3.0
Adjusted provision for income taxes (non-GAAP)	$58.6	$37.2

Net income (GAAP)	$179.4	$88.5
Amortization of purchased intangibles	15.6	3.9
Loss on sale of a business	—	13.3
Restructuring costs	—	3.7
Pension advisor settlement	—	(4.7)
Income tax effects of adjustments	(3.9)	(3.0)
Impairment of equity method investment	—	5.9
Adjusted net income (non-GAAP)	$191.1	$107.6

Earnings per share-diluted (GAAP)	$2.71	$1.34
Amortization of purchased intangibles	0.24	0.06
Loss on sale of a business	—	0.20
Restructuring costs	—	0.06
Pension advisor settlement	—	(0.07)
Income tax effects of adjustments	(0.06)	(0.05)
Impairment of equity method investment	—	0.09
Adjusted earnings per share-diluted (non-GAAP)	$2.89	$1.63

2024 Expectations
Earnings per share-diluted (GAAP)	$10.55
Amortization of purchased intangibles	0.70
Adjusted earnings per share-diluted (non-GAAP)	$11.25

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